Exhibit 4.16

December 11, 2017

Samantha (Ying) Du c/o Zai Lab

Limited 4560 jinke Road, Bldg. 1,4F

Pudong, Shanghai, 201210, China

Dear Samantha:

This letter agreement (the “Agreement”) shall serve to supplement the terms and conditions of that certain Third Amended and Restated Founder Employment Agreement between you and Zai Lab Limited (the “Company”) dated November 10, 2017 (the “Founder Agreement”).

Section 3.1 of the Founder Agreement provides that up to 20% of your Base Salary (as defined in the Founder Agreement) may be paid to you by one or more subsidiaries of the Company domiciled in the United States.  Subject to the terms and conditions prescribed herein, this Agreement confirms that, should you provide services to Zai Lab (US) LLC, a Delaware limited liability company and a subsidiary of the Company (the “U.S. Subsidiary”) during the Employment Period (as defined in the Founder Agreement), the U.S. Subsidiary shall be responsible for and shall pay that portion of your Base Salary, not to exceed 20% of your Base Salary, that reflects the time, attention and energies that you spend in providing such services to the U.S. Subsidiary, as determined by the Company in its sole discretion (the “U.S. Salary”).

The U.S. Salary paid by the U.S. Subsidiary under this Agreement shall be reduced by any tax or other amounts required to be withheld by the U.S. Subsidiary under applicable law.  In addition and for the avoidance of doubt, any U.S. Salary paid pursuant to this Agreement in any year during the Employment Period shall serve to reduce the Base Salary to which you are otherwise entitled under the Founder Agreement for such year so that you shall receive no more than the Base Salary for any year of the Employment Period.

Except as provided herein, this Agreement shall not otherwise serve to alter the terms and conditions of the Founder Agreement, which shall continue to apply in full force and effect.

If the foregoing is acceptable to you, please sign this Agreement in the space provided and return it to the Company no later than December 15, 2017.

Sincerely yours,

Zai Lab Limited		Zai Lab (US) LLC

By:	/s/ Peter Wirth	By:	/s/ Mandy Li
	Peter Wirth		Mandy Li
	Chairman, Compensation Committee		Authorized Signatory

Accepted and Agreed:

/s/ Samantha Du
Samantha (Ying) Du